COMTECH CONSOLIDATION GROUP, INC.

                              EXHIBIT 2 TO FORM 8-K

                          SHARE EXCHANGE AGREEMENT AND

                      PLAN OF REORGANIZATION, JUNE 5, 1997

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               SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT, made and entered into this 5th day of June, 1997, by and between Solutions, Incorporated ( also known as Suarro Communications, Inc., a Nevada corporation)("Public Company"), a publicly held Nevada corporation, and Internet Consolidation Group, Inc. a privately held Texas corporation ("Company") and the individuals listed on Exhibit "A" attached hereto and specifically incorporated herein by this reference (the "Company Shareholders").

                                   WITNESSETH:

         WHEREAS, Public Company desires to acquire all of the issued and outstanding capital stock of Company and to its wholly owned subsidiaries (ICOM Communications, Inc., and Networks On- Line); and

         WHEREAS, the Company Shareholders are the sole holders of all Company's capital stock outstanding and they desire to transfer the same to Public Company in exchange for such consideration as is set forth herein; and

         WHEREAS, it is the intention of the parties to this Agreement that the transactions evidenced hereby qualify as a reorganization pursuant to such sections of the Internal Revenue Code of 1954, as amended (the "Code"), as are applicable, including, without limitation, Section 368(a)(1)(b) thereof, and that there not be a taxable gain or loss recognized by Public Company, Company or the Company Shareholders upon consummation of the transactions evidenced hereby; and

         WHEREAS, the transactions evidenced hereby are to be submitted for approval at a special meeting of the Board of Directors of Public Company and Company and by the Company Shareholders by unanimous consent, dated on even date herewith;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, terms and conditions set forth herein, and such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, this Agreement is adopted as a reorganization pursuant to the Code and THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I

                REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

     Public Company represents and warrants to Company and the Company Shareholders as follows:

         1.1 Public Company Profile; Assets and Liabilities. Public Company is not currently conducting, and has engaged in any business operations which generated any revenues and have conducted no business operations other than those described herein and other than set forth in the definitive prospectus for its initial public offering dated July 7, 1994 (the "Prospectus"). Other than

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the costs associated with the transaction proposed herein, Public Company has no liabilities of any nature, whether accrued, absolute, contingent, known or otherwise, except as described in its financial statements. Public Company has no assets except as disclosed on its audited financial statements for the year ended April 30, 1997.

         1.2 Financial Statements. Public Company has delivered a draft of its audited financial statements dated, and for the period ended April 30, 1997, together with all notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis, which financial statements contain a Balance Sheet, dated April 30, 1997, a Statement of Operations for the years ended April 30, 1997 and 1996, a Statement of Stockholder's Equity for the years ended April 30, 1997 and 1996 and a Statement of Cash Flows, for the years ended April 30, 1997 and 1996.

         1.3 Absence of Certain Changes. Since the date of the most recent financial statements delivered hereunder, Public Company has not:

         (a) Suffered any material and adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

         (b) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of its properties, assets or business (whether or not covered by insurance);

         (c) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, except as related to the costs associated with the proposed transaction herein and to its transfer agent;

         (d) Paid, discharged or satisfied any claims, liabilities or obligations, other than in the normal course of its business;

         (e) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

         (f) Canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) other than described herein regarding the rescission of the share exchange agreement with Suarro Communications, Inc., Texas;

         (g) Granted any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or any increase in the compensation payable or to become payable to any director, officer or employee;

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         (h) Made any capital expenditure or commitment outside of its normal course of business;

         (i) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities, other than as required hereunder;

         (j) Made any change in any method of accounting or accounting practice;

         (k) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), to, or entered into any affiliate or associate of any of its directors or officers, except for directors' fees and compensation to officers at rates set forth in any Form 10-K or 10-KSB of Public Company filed with the Securities and Exchange Commission, none of which shall result in any liability or indebtedness which shall survive this closing;

         (l) Entered into any transaction, contract or commitment with any other party;

         (m) Been subject to any other event or condition of any character that has or might reasonably have a material and adverse effect upon the financial condition, business, assets or properties of Public Company, except the rescission of the reorganization with Suarro Communications, Inc., Texas;

         (n) Agreed, whether in writing or otherwise, to take any action described in this paragraph of the Agreement.

         1.4 Affirmative Representations Regarding Action of Public Company between Date of Financial Statements Delivered and Closing. Between the date of the most recent financial statements delivered hereunder and the date of this Agreement, Public Company has conducted its business in the same manner as conducted before the date of such financials. Public Company will continue to conduct its business in the same manner as conducted before the date of the financial statements through the date of closing, as defined hereinbelow.

         1.5 Employment Agreements; Benefit Plans. There is not currently any employment or severance agreement to which Public Company was or is subject, or by which it was or is bound. Further, no such agreements will arise in the future as a result of acts which have occurred previous to, or concurrent with, the date hereof. Further, Public Company is not subject to, nor has it established, a benefit plan, whether pursuant to the Code or otherwise, other than disclosed in Public Company's Prospectus. No shares of common stock, options to acquire common stock or other benefits have been issued under, or pursuant to, any such plan or arrangement.

         1.6 Permits and Licenses. The business of Public Company has complied and currently complies in all material respects with all applicable laws and regulations and with its Prospectus. Further, the business of Public Company does not currently require, and has not in the past required, application to procure any license, permit, franchise, order or approval.

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         1.7 Litigation. There is no litigation or proceeding pending or threatened against or relating to Public Company or its business. There is some reason to believe that the shareholders of Suarro Communications, Inc., Messrs. McAuliffe and Zenner may assert a claim that the rescission was improper or invalid, however, even if such a claim were to be brought, the value of any shares belonging to Messrs. McAuliffe or Zenner as of the date of the rescission, does not exceed $113. Other than this potential claim which current management believes is without merit, no other claims exist and there is no factual basis, whether known or unknown, for any claim or action to be threatened or asserted against Public Company.

         1.8 Contracts, Agreements and Leases. Other than its agreement with its legal counsel , auditor, and transfer agent, Public Company is not a party to any contracts, agreements, permits, licenses, plans, leases or similar arrangements. The obligations of Public Company owed to its legal counsel and transfer agent will be paid in full through closing by Public Company, without exception.

         1.9 Principal Shareholders. Public Company has previously provided to Company or its counsel a current list of its shareholders and as of the date of this Agreement and affirmatively states that other than the 5,200, 000 shares of common stock issued to Messrs. McAuliffe and Zenner in a share exchange agreement which has been rescinded and these shares canceled, no additional shares have been issued by the Board of Directors of Public Company, nor is issuance of such additional shares contemplated as of the date of this Agreement, other than as described herein. The shareholder list delivered to Company is accurate and complete as of the Closing Date herein.

         1.10 Authorization. Public Company has duly taken all corporate action necessary to authorize the execution and delivery of this Agreement, the consummation of the transactions evidenced hereby and the performance of its obligations hereunder.

         1.11 Enforceable Obligations. This Agreement is a legal and binding obligation of Public Company, enforceable in accordance with the terms hereof, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and general equitable principles.

         1.12 No Conflicts or Consents. The execution and delivery by Public Company of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provision of law, statute, rule or regulation or any judgment applicable to or binding upon Public Company, nor will it result in the creation of any lien, charge or encumbrance. No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with the execution and delivery by Public Company of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time could or would constitute a default under the Articles of Incorporation or bylaws of Public Company.

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         1.13 Organization and Good Standing. Public Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business and enter into and carry out the transactions evidenced herein. Public Company is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted makes such qualification necessary. As of the closing date hereof, Public Company will not have any subsidiaries or interests in any corporation, partnership, limited partnership or other business entity.

         1.14 Capitalization. As of the date hereof, Prior to execution of this Agreement, the authorized capital stock of Public Company consists of 20,000,000 shares of common stock, $.001 par value, of which 1,000,000 of such shares are issued and outstanding (the 5,200,000 previously issued to Messrs. McAuliffe and Zenner have been canceled at shareholders and directors meetings), all of the then issued and outstanding shares will be fully paid for and nonassessable, and 1,000,000 shares of preferred stock, no par value per share, for which no such shares are issued or otherwise outstanding.

         Public Company has no other outstanding rights, options, warrants, contracts, commitments or demands of any character which would require the issuance (or transfer out of treasury), by Public Company of any shares of its capital stock. All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions therefrom. The Public Company Prospectus was duly registered with the U.S. Securities and Exchange Commission ("SEC") and all applicable state securities departments (collectively referred to as "State Registrations"). All SEC and State Registrations complied with all applicable laws, rules and regulations. No claims or actions have been threatened or asserted arising out of, or concerning, the Prospectus, SEC Registrations, State Registrations or the sale of securities of Public Company.

         1.15 Filing of Reports. Public Company is presently current in the requirement to file all Form 10-Q.B., 10-KSB and 8- K reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended. Further, Public Company has filed all required reports of application of proceeds with all applicable state securities departments on the appropriate forms and will, prior to or at Closing, file the final Form SR with the SEC. All forms, filings and reports, including but not limited to the Prospectus, filed by Public Company with the SEC and each state securities department were complete and accurate and contained no material misstatements or omissions of a material fact.

         1.16 Tax Filings. Public Company has or is in the process of duly filing all federal, state, local and foreign tax reports and returns as required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by any federal, state, local or foreign tax authorities. Further, the reserve for taxes, if any, reflected in the balance sheet delivered hereunder is adequate and there are no tax liens upon any property or assets of Public Company. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability. All deficiencies and assessments resulting from an examination of state, local, federal and foreign tax returns and reports have been paid. There are no outstanding agreements or waivers extending the
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statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period. Public Company is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

         1.17 Compliance With Law. Public Company is in compliance with all laws, regulations and orders applicable to its business, including but not limited to, all applicable laws, rules and regulations of the U.S. Securities and Exchange Commission and all applicable state securities departments. Further, Public Company has not received any notification that it is in violation of any laws, regulations or orders and, to the best knowledge of management of Public Company, no such violations exist. Neither Public Company nor any employee or agent of Public Company has made any payment to any person which violates any statutes or law required to be disclosed under applicable disclosure policies of the Securities and Exchange Commission.

         1.18 Disclosure. No representations or warranties by Public Company in this Agreement and no statement contained in any document (including, without limitation, financial statements), certificate or other writing furnished or to be furnished by Public Company to Company or the Company Shareholder pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contained or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There are no facts known to Public Company which, either individually or in the aggregate, could or would materially and adversely affect or involve any substantial possibility of having a material and adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of Public Company.

         1.19 Officers' Certificates. At closing, the President of Public Company shall provide a Certificate, dated as of the closing date and certified by the Secretary of Public Company, to the effect that:

         (a) Public Company is not currently conducting, and has never been engaged in, any business other than set forth in its Prospectus, with the exception of the merger with Suarro Communications, Inc., a Texas corporation on August 16, 1996, together with all its assets including Annual Reports On-Line, have been returned to Suarro Communications, Inc. by virtue of the return of the stock certificates representing such assets which were delivered to Public Company in the share exchange agreement on August 16, 1996. All of the 5,200,000 shares issued in that merger transaction have been canceled.

         (b) Public Company has delivered a draft of its audited financial statements dated, and for the fiscal year ended, April 30, 1997, together with all Notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis, which financial statements contain a balance sheet dated April 30, 1997, and the following statements for the period then ended: a statement of operations, a statement of stockholders' equity, and a statement of cash flows. Further, Public Company has delivered, or will deliver upon request of Company, all books and records, as well as all required substantiating documentation, to Company, which are

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necessary to compile financial statements for periods subsequent to the date of, and the periods covered by, the most recent financial statements delivered hereunder. Further, Public Company has delivered, or otherwise made available, true and correct copies of the Articles of Incorporation and bylaws of Public Company, minutes of all meetings of its directors and shareholders, true and correct copies of all filings made in respect of Public Company's initial public offering and such other and further material as has been requested, including audited financial statements as of Closing Date..

         (c) Since the date of the most recent financial statements delivered hereunder, Public Company has not (unless otherwise described herein):

                  (1) Suffered any material and adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

                  (2) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of its properties, assets or business (whether or not covered by insurance);

                  (3) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability other than in the ordinary course of business ;

                  (4) Paid, discharged or satisfied any claims, liabilities or obligations, other than in the ordinary course of its business;

                  (5) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                  (6) Canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) other than as previously described herein;

                  (7) Granted any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer or employee;

                 (8) Made any capital expenditure or commitment other than in the normal course of its business or as disclosed herein;

                  (9) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities, other than as required hereunder to consummate the transaction proposed herein;
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                  (10) Made any change in any method of accounting or accounting practice;

                  (11) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its directors or officers or any affiliate or associate of any of its directors or officers, other than the return of Suarro Communications, Inc, of Texas back to the original shareholders;

                  (12) Entered into any transaction, contract or commitment other than as described in the Public Company Prospectus, or as otherwise previously described to Company;

                  (13) Been subject to any other event or condition of any character that has or might reasonably have a material and adverse effect upon the financial condition, business, assets or properties of Public Company;

                  (14) Agreed, whether in writing or otherwise, to take any action described in this paragraph of the Agreement;

         (d) Between the date of the most recent financial statements delivered hereunder and the date of this Agreement, Public Company has conducted its business in the same manner as conducted before the date of such financials and in accordance with the Public Company Business Plan described in its Prospectus.

         (e) There is not currently any employment or severance agreement to which Public Company was or is subject, or by which it was or is bound. Further, no such agreements will arise in the future as a result of acts which have occurred previous to, or concurrent with, the date hereof.

         (f) There is no litigation or proceeding pending or threatened against or relating to Public Company, or its business other than as previously described herein.

         (g) Public Company is not a party to any contract, agreement, permit, license, plan, lease or similar arrangement which will survive closing, other than its existing agreement with its transfer agent, legal counsel and auditor.

         (h) The execution and delivery by Public Company of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provisions of law, statute, rule or regulation or any judgment applicable to or binding upon Public Company, nor will it result in the creation of any lien, charge or encumbrance. No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with the execution and delivery by Public Company of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein, has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time
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or notice and the lapse of time could or would constitute a default under the
Articles of Incorporation, as amended, or bylaws of Public Company.

         (i) Public Company is in compliance with all laws, regulations and orders applicable to its business. Further, Public Company has not received any notification that it is in violation of any laws, regulations or orders and no such violations exist. Neither Public Company, nor any employee or agent of Public Company, has made any payment to any person which violates any statutes or law required to be disclosed under applicable disclosure policies of the Securities and Exchange Commission.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                     OF COMPANY AND THE COMPANY SHAREHOLDERS

Company and the Company Shareholders represent and warrant to Public Company as follows:

         2.1 Organization and Good Standing. Company and its wholly owned subsidiaries (herein referred to collectively as "Company") are corporations duly organized, validly existing and in good standing under the laws of the State of Texas and have all corporate powers required to carry on its business. Company is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the character of its properties or the nature of its business makes such qualification necessary.

         2.2 Authorization. The Company Shareholders have duly taken all action necessary to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions evidenced hereby and the performance of their obligations and the obligations of Company hereunder.

         2.3 No Conflicts or Consents. The execution and delivery by the Company Shareholders of this Agreement and their performance of those obligations set forth herein have not conflicted and will not conflict with any provision of law, statute, rule or regulation or of any agreement or judgment applicable to or binding upon them or Company, or result in the creation of any lien, charge or encumbrance upon any of their assets or properties, or upon those of Company. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Company, or by the Company Shareholders, of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution of this Agreement nor its consummation in accordance with its terms has conflicted or will conflict with or constitute a default under or breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time would or could constitute a default under any note, indenture, mortgage, deed of trust or other agreement or instrument to which Company or the Company Shareholders are a party or by which either or all of them are bound.
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         2.4 Enforceable Obligations. This Agreement is a legal and binding obligation of Company and the Company Shareholders, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights and general equitable principles.

         2.5 Capitalization. The authorized capital stock of Company consists of 1,000,000 shares of common stock, of which 52,000 are issued in outstanding and fully paid for and nonassessable. Company has no outstanding rights, options, warrants, contracts, commitments or demands of any character which would require the issuance (or transfer out of treasury), by Company of any shares of its capital stock. All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions therefrom.

         2.6 Financial Statements. Company has provided unaudited proforma financial statements for the period ending April 30, 1997, and agrees to deliver audited financial statements for the period ending, as of Closing Date, together with all notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis, to Public Company within 60 days of Closing Date.

         2.7 Other Information and Inspections. Company has made available for inspection and copying all books and records of Company and has fully and completely furnished to Public Company such information as has been requested.

         2.8 Disclosure. No representations or warranties by Company or the Company Shareholders in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Company or the Company Shareholders to Public Company pursuant to the provisions hereof, or in connection with the transaction contemplated hereby, contained or will contain any untrue statements of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Unanimous consents of the Company Shareholders and directors were executed, to be effective on or before May 30, 1997. Under the respective consents, all transactions evidenced hereby obtained the requisite approval. Company has been informed of the details of the potential claims by Messrs. McAuliffe and Zenner and of the rescission of the share exchange agreement with Suarro Communications, Inc., a Texas corporation and have had an opportunity to review the facts and review the issue with its counsel, and are willing to engage in the share exchange despite the potential claims which may exist by Messrs. McAuliffe and Zenner.
                                   ARTICLE III

                         CLOSING AND EXCHANGE OF SHARES

         3.1 Terms of the Exchange. On the Closing Date, or such date as stated below:
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                  (a) On or before ten (10) days after the Closing Date, Public
Company shall cause to be delivered to the Company Shareholders, in an acceptable form, certificates for 5,200,000 "restricted" shares, of its $.001 par value voting common stock (the "Exchange Shares"), free and clear of all mortgages, pledges, claims, liens and other rights and encumbrances whatsoever, except as disclosed in 3.1(b), below. The Company Shareholders shall not be diluted as a result of any debt, lien, encumbrance, action or liability, or any cost or expense related thereto of Public Company, or any breach of any representation or warranty of Public Company contained herein ("Subsequent Liabilities"). Accordingly, in addition to any other remedy, either in law or in equity, the Company Shareholders shall be issued such additional shares of Common Stock of Public Company as may be required to off-set any such Subsequent Liabilities. The number of shares to be issued to the Company Shareholders shall be determined as follows: (I) in the event shares are sold by Public Company to pay or satisfy the Subsequent Liabilities, Public Company shall issue such number of shares as are necessary to maintain the same percentage of ownership by the Company Shareholders as they had before said issuance; or (ii) in the event Public Company does not issue additional shares to satisfy the Subsequent Liabilities, shares equal to the amount of the Subsequent Liabilities, with a market value at bid price, will be issued to the Company Shareholders.

                  (b) The Exchange Shares shall not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of Public Company, or any other person whatever.

                  (c) The Company Shareholders shall, in consideration for their receipt of the Exchange Shares, transfer and deliver to Public Company certificates representing all 52,000 of the issued and outstanding Company Shares owned by them. Public Company shall receive good and merchantable title to the Company Shares, which shall be transferred to Public Company free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever.

         3.2 Restrictions on Transfer. The Exchange Shares, when issued and delivered hereunder, will not be registered under the Securities Act of 1933, as amended, nor will the Company Shareholders be granted any registration rights under such Act as to such shares. The Company Shareholders shall execute and deliver to Public Company an investment letter satisfactory in form and substance to Public Company's counsel which states, among other things, that the Exchange Shares have been acquired for investment and with no present intent to make any resale, assignment, transfer or hypothecation of all or any part thereof and that the certificates representing the Exchange Shares will bear a restrictive legend which states in effect that such shares have not been registered under the Securities Act of 1933, as amended, and consequently may not be resold, assigned, transferred or hypothecated unless registered under such Act or, in the opinion of Public Company's counsel, an exemption from the registration requirements of such Act is available for any such transaction.

         3.3 Changes in Capitalization of Public Company. If, between the date of the most recent financial statements of Public Company delivered to Company and the Company Shareholders and the Closing Date, the outstanding shares of the capital stock of Public Company are found to have

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been increased, decreased, changed into or exchanged for a different number or kind of said shares or securities of Public Company through reorganization, reclassification, stock dividend stock split, reverse stock split or similar change in the capitalization of Public Company and such has not been disclosed to the Company Shareholders hereunder, Public Company, at the election of the Company Shareholders, shall issue and deliver to the Company Shareholders such number of Public Company shares as will reflect an equitable adjustment of the Public Company shares specified in Paragraph 1 of this Article III on account of any such increase, decrease, change or exchange. In the event of any such change in the capitalization of Public Company, all references to the shares herein shall refer to the number of Public Company shares as thus adjusted.

         3.4 Closing Date/Effective Date. The Closing Date of the transactions contemplated hereby shall be June 9, 1997, or such later date as the parties may so choose thereafter. All representations of the parties hereto shall survive the closing and the representations and warranties shall be made as in effect on the Closing Date.

         The Effective Date shall be the date in which all of the certificates necessary to effectuate this transaction have been duly issued by the respective party and all other matters relevant to the closing of the transaction contemplated herein have been accomplished.

         3.5  Closing Documents.

         A. To Be Delivered by Public Company:

                  (1) Certificates representing 5,200,000 shares of"restricted" common stock to the Company Shareholders;

                  (2) Certified copy of minutes of shareholders and directors, authorizing this transaction;

                  (3) Certificate of Good Standing and Amendment to Articles of Incorporation, changing name of Suarro Communication, Inc, to COMTECH Consolidation Group, Inc.;

                  (4) Letter from legal counsel of Public Company re McAuliffe and Zenner claims and analysis re rescission;

                  (5) Certificate of President;

                  (6) Resignation letters of Lee R, Goldberg and Julie Studebaker as officers and directors, as applicable.

                  (7) Letter from present independent certified public accountant, resigning from said position, if Company chooses not to retain such accountant for further purposes, and further indicating that the basis of their resignation does not arise from any changes in or disagreements with the management of Public Company on any issue of accounting practices or procedure.

         B.  To be delivered by Company or Company Shareholders:

                  (1) Certificates representing 52,000 shares of Company, together with an assignment of said shares, separate from said Certificates;

                  (2) Certified copy of minutes of shareholders and directors of Company, authorizing this transaction;

                  (3) Certificate of Good Standing;

                  (4) Legal opinion of counsel, acceptable to Public Company;

                  (5) Certificate of President;

                  (6) Investment letter from Company Shareholders relating to issuance of Public Company common stock relevant herein.

                                    ARTICLE V

                COVENANTS OF COMPANY AND THE COMPANY SHAREHOLDERS

         Company and, insofar as they have the power to direct Company by ownership of voting securities or otherwise, the Company Shareholders (Company and the Company Shareholders being collectively referred to below as the "Company Parties"), covenant and agree that, prior to the Effective Date:

         5.01 Effectuation of this Agreement. The Company Parties will use their best efforts to cause this Agreement to become effective, and all transactions herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorizations of the Company Parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

         5.02 Transactions. The Company Parties will carry on Company's business diligently and substantially in the same manner as heretofore conducted, and will not enter into any transactions which are not in the ordinary course of Company's business, or which would singly or in the aggregate be materially adverse to Company's business, prospects or financial condition, taken as a whole, or which had not been previously disclosed to Public Company.

         5.03 Conduct of Business. (a) The Company Parties will not (I) permit or do or cause to be done anything which Company has represented in Article II not to have been done, except as otherwise permitted in this Agreement or consented to by Public Company in advance and in writing; (ii) make or permit any amendment to Company's Articles of Incorporation or bylaws; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other recapitalization or distribution in respect of Company's common stock, nor cause or permit the issuance of any additional shares of Company's common stock; (iv) permit the increase of compensation of any type to any director or officer or other employee of Company; (v) to the best ability of the Company Parties, permit or do any act or omission to act the effect of which would be to breach or violate any contract or commitment to which Company is a party; (vi) to the best ability of the Company Parties, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign taxes payable by Company; or (vii) organize any subsidiary of Company, or acquire or permit the acquisition of any equity interest in any other business or entity, with the exception of those proposed transactions presently in negotiations and disclosed herein in Exhibit "C" (Company Business Plan).

         (b) To the best of their ability, the Company Parties will: (I) maintain Company's books, accounts, and records as now being maintained, on a consistent basis; (ii) maintain Company's properties in good repair; (iii) comply with and not violate any law, rule, regulation, or ordinance whatever applicable to Company or its business or any license or permit issued to Company; and (iv) take each and every step necessary to preserve the charter issued by the State of Texas, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

         5.04 Issuance of Additional Securities. Company shall not issue or permit the issuance of any common stock of Company or of any warrant, option or other right to subscribe for or acquire common stock or any other securities whatever of Company, nor shall any stock option or stock purchase plan, incentive stock option plan or similar plan be adopted whereby persons could acquire securities of Company, or any option or similar right to acquire such securities.

         5.05 Publicity and Filings. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated by Company regarding the transactions contemplated in this Agreement shall be reviewed and approved by Public Company and its counsel before release or dissemination to the public or filing with any governmental agency or body whatever.

         5.06 Access. The Company Parties agree that they will allow Public Company's directors, officers, accountants, attorneys and other representatives full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning Company's respective affairs, operations and properties as Public Company may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provisions of this Agreement. The Company Parties may refuse to allow copies or abstracts to be made of any formula, design plans for machinery or equipment, or any plans or details as to manufacturing or chemical processes, and the like; provided that representatives of Public Company shall be allowed access to such things for inspection, in order to satisfy themselves that such things exist and are substantially as represented to Public Company.

         5.07 Stand-Still Agreement. Other than those potential acquisitions which have previously been disclosed to Public Company, the Company Parties agree not to solicit from any third party an offer or expression of interest in or with respect to any acquisition, combination or similar transaction involving Company, or substantially all of its assets or securities (whether outstanding or authorized but unissued) and further agree that they will promptly inform Public Company of the existence of any such unsolicited offer or expression of interest.

         5.08 Release and Indemnification of Officers, Directors and Shareholders of Public Company. The Company and the Company Parties hereby release and waive all claims against the current officers, directors and shareholders of the Public Company and hereby agree to indemnify such officers, directors and shareholders (including attorney's fees and costs) from any and all claims, litigation, adversary proceedings or any other matter whatsoever, resulting from the potential claims by Suarro Communications, Inc, a Texas corporation, Michael McAuliffe and/or Christian Zenner against them, arising out of the share exchange agreement transaction dated August 16, 1996, subsequent rescission in June 1997 of the share exchange agreement, and all acts by such officers, directors and shareholders to review and approve this Agreement with Company and the Company Parties.

                                   ARTICLE VI

                           COVENANTS OF PUBLIC COMPANY

Public Company covenants and agrees that, prior to the Effective Date:

         6.01 Effectuation of this Agreement. Public Company will use its best efforts to cause this Agreement to become effective, and all transactions herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorizations of third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

         6.02 Conduct. (a) Public Company will not (I) permit or do or cause to be done anything which Public Company has represented in Article I not to have been done, except as otherwise permitted in this Agreement, or consented to by Company in advance and in writing; (ii) make or permit any amendment to the Public Company Articles of Incorporation or bylaws, other than those matters included in Exhibit "B" hereto; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other recapitalization or distribution in respect of Public Company's capital stock, other than as disclosed in the aforesaid Proxy documents; (iv) to Public Company's best ability, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign taxes payable by Public Company.

                  (b) To the best of its ability, Public Company will: (I) maintain its books, accounts and records as now being maintained, on a consistent basis; (ii) comply with and not violate any law, rule, regulation or ordinance whatsoever applicable to Public Company; and (iii) take each and every step necessary to preserve the charter issued by the State of Nevada, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

         6.03 Access. Public Company agrees that it will allow Company's directors, officers, accountants, attorneys and other representatives full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning its affairs as the Company Parties may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provisions of this Agreement.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.1 Further Assurances. At any time and from time to time after the date of this Agreement, each and every party hereto shall execute such additional instruments and take such other and further action as may be reasonably requested by any other party to carry out the intent and purpose of this Agreement.

         7.2 Waiver. Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

         7.3 Brokers. Each party represents to every other party that no brokers or finders have acted for it in connection with this Agreement and that no obligations of Public Company, Company and the Company Shareholders need to be satisfied as of the date of this Agreement.

         7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested, as first set forth above; and for the Company Shareholders as set forth under their names on Exhibit A.

         7.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties and relating to the transactions evidenced hereby or the subject matter hereof.

         7.6 Headings. The article and paragraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

         7.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.9 No Oral Modification. This Agreement may be amended solely in writing, and only after the mutual agreement of the parties affected hereby.

         7.10 Rescission of Agreement. Company and Company Parties understand that the Company and its shareholders are relying on the representations and projections contained in this Agreement, the Company Business Plan and other documents delivered to the Public Company. In the event that any such representations, projections or material facts about Company are discovered to be untrue or otherwise materially and adversely affect the business prospects of the Company and/or the value of the securities issued by the Company, a majority of the shareholders of the Company (determined as of the date immediately prior to the effective date of this Agreement) may immediately and unilaterally rescind this Agreement with written notice to Company and may return to Company all of its assets and liabilities as if the transaction contemplated hereby had never taken place. No decision of any court or other government or regulatory agency shall be necessary to effectuate the rescission. The rescission shall entitle the Company to proceed to elect new officers and directors and to cancel the certificates issued to the shareholders of Company, and to proceed to acquire another private company which has a valid business plan and potential value to the shareholders of the Public Company. A notice of rescission to Company by Public Company and the return of the shares delivered by Company to Public Company, shall not entitle Company to obtain any damages, fees, or costs from Public Company or its previous or newly appointed officers, directors or shareholders as a result of the rescission and Company shall only be entitled to the assets which were in existence as of the date immediately preceding the effective date of this Agreement and the benefits derived directly from such assets. The goal of any rescission shall be to return the parties to the position that they were in on the date immediately preceding the effective date of this Agreement.

         7.11 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein shall survive the date and execution of this Agreement.

         7.12 Legal Counsel; Expenses. The parties hereby acknowledge that they have had an opportunity to obtain legal counsel in respect of all matters leading to, and including, the transactions evidenced hereby.

         7.13 Simultaneous Closing. Public Company and the Company Parties specifically acknowledge and represent that the closing hereunder was, in effect, simultaneously completed with Public Company and the Company Parties on the date of this Agreement.


         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.


SUARRO COMMUNICATIONS, INC. a Nevada corporation ("PUBLIC COMPANY") (Formerly known as Solutions, Inc., a Nevada corporation)


     /S/ LEE R. GOLDBERG
Lee R. Goldberg, President/Director

PUBLIC COMPANY
Attest:

     /S/ JULIE STUDEBAKER
Julie Studebaker, Secretary/Director



INTERNET CONSOLIDATION GROUP, INC., a
Texas corporation ("COMPANY")

     /S/   ROGER R. STEWART
Roger R. Stewart, President/ Director

COMPANY
Attest:


     /S/   RICHARD A. BEHLMANN
Richard A. Behlmann, Secretary/Director

                                    EXHIBIT A

COMPANY SHAREHOLDERS:

   /S/  ROGER R. STEWART
Roger R. Stewart


   /S/   RICHARD A. BEHLMANN
Richard A. Behlmann


   /S/  CHRISTOPHER G. BALQUE
Christopher G. Balque


   /S/  DON E. BROWN
Don E. Brown


   /S/  CHARLES COLLINS
Charles Collins


   /S/  TODD W. MOORE
Todd W. Moore


David & Naomi Hunter Family LP


   /S/  DAVID HUNTER
By: David Hunter


   /S/  KEVIN R. PETTERSON
Kevin R. Petterson


   /S/  SAM L. LITTLE
Sam L. Little

                                    EXHIBIT B

                            OFFICERS TO BE APPOINTED

Roger R. Stewart, CEO
Richard A. Behlmann, President/COO
Christopher G. Balque, Secretary/Treasurer
Don E. Brown, Vice President Corporate Development

                            DIRECTORS TO BE APPOINTED

Roger R. Stewart, Chairman
Richard Behlmann, director
Don E. Brown, director
Christopher G. Balque, director
Kevin R. Petterson, director
Sam L. Little, director

                                    EXHIBIT C
                       INTERNET CONSOLIDATION GROUP, INC.

                                  BUSINESS PLAN

                                  MAY 26, 1997

                       Internet Consolidation Group, Inc.

                                  Business Plan

                                  May 26, 1997

                              Copy Number__________

                     Assigned to_________ On_________ ,1997

                                TABLE OF CONTENTS
SUBJECT                                                            PAGE #
-------                                                            ------
The Company ......................................................    1
Ownership Summary ................................................    1
Objectives .......................................................    1
Mission ..........................................................    2
Keys to Success ..................................................    2
Expansion Cost Summary ...........................................    2
The Business .....................................................    2
Industry Analysis ................................................    4
Growth Strategy ..................................................    6
Internet & Network Security Expertise ............................    7
Acquisition Growth ...............................................   10
Franchise & Licensing Growth .....................................   11
Management Team ..................................................   12
Staffing & Employment Issues .....................................   13
Considerations ...................................................   13
Conclusion .......................................................   14
Financial Plan ...................................................   15

                                EXECUTIVE SUMMARY

The Company

                  Internet Consolidation Group, Inc. (the "Company" or "ICG") was organized in January 1996 as a Texas corporation for the purpose of developing an international communications network. From inception until present it continued to review several acquisition candidates searching for the most suitable operating entities to purchase with a mix of market proven products, services and management team upon which the Company can build around. In May 1997, the Company concluded its search by acquiring Networks On-Line, Inc.
(NOL), a young profitable Houston, Texas based network solution provider. NOL generated approximately $5 million in sales in years 1995 & again in 1996, and is Houston's seventh largest Internet service provider. The acquisition of NOL gives ICG the market presence and business foundation to fuel it's expansion plan and to support sales and earnings goals. ICG will continue it's acquisition search for companies that compliment NOL, and during the next three years plans to close at least one (1) additional acquisition annually. In the next twelve
(12) months ICG plans to grow it's consolidated sales to approximately $1,500,000 a month, and is forecasting consolidated revenues of approaching $19,000,000, with net earnings approaching $1,800,000, followed by significant growth and earnings.

                  The Company is uniquely positioned as both a national Internet Service Provider(ISP) and systems integrator, as NOL provides enterprise solutions that most ISP's and integrators cannot deliver independently. NOL is considered a sole source solution provider in the industry as it can effectively implement a complete project, large or small, without outsourcing itself or requiring the use of subcontractors. This give NOL total project control, saving costs and giving a customer a higher comfort level that the job will meet their expectations. This complete service makes NOL an attractive partner to consulting groups such as Arthur Anderson and Coopers & Lybrand which subcontract technology installation for local, regional and national projects. At this time there are fewer than eight organizations in Houston classified as an ISP integrator. Four of those being AT&T, MCI, Sprint and LDDS Worldcom. It is the Company's intent to further strengthen those existing specialty areas of expertise and build upon that firm foundation for its national expansion program.

         NOL's product authorizations differentiate them from most local ISP's, as it is qualified as a Sun, Tricord, NSG (One of only fifteen resellers worldwide) Hewlett Packard and IBM RISC value added reseller programs (VAR). These product authorizations are a powerful combination when attached to the ISP services. NOL is positioned to take advantage of and perform the following services for its customers:

-   National ISP/LDDS Worldcom Strategic Partner

-   Systems Integrator - Sun, Tricord, Hewlett Packard Super Servers

-   NSG Network Security Products/Network Monitoring Stations (Secure Internet)

-   LAN/WAN Design

-   Novell/Microsoft

-   Desktop Computers, Compaq, IBM, Dell

-   Ability to resell long distance and local exchange services

Company Ownership Summary

                  Internet Consolidation Group, Inc. is a closely held Texas corporation, with 1,000,000 shares of common stock authorized, and currently has 52,000 common shares issued and outstanding. With fewer than 20 shareholders, the officers and directors are the majority shareholders with less than 10 other shareholders holding minority shareholder positions.

Objectives

1. To further develop it's core operating businesses that fuel and support sales and earnings goals.

2. To maintain operating margins of at least 30% of sales.

3. To continue to grow the Company until it becomes an attractive acquisition for a major telecom company.

Mission
              Internet Consolidation Group, Inc. is a company dedicated to generating sales and earning profit which translate into continued increases in value of it's shareholder equity. We intend to accomplish our mission by maintaining a leadership role in the design, operation and monitoring of secured networks and developing a worldwide network of Internet service providers and telecommunication companies, under ICG's banner. We intend to earn enough net profit to generate a fair return for our investors and to finance continued growth.

Keys to Success

              In our view the keys to success in ICG's business are:

         o Maintain it's leading edge in network security, Internet and other business communications services.

         o Only consider viable companies for acquisition that compliment it's core business (NOL).

         o Always structure acquisition transactions so our shareholders receive value added consideration.

         o     Minimize dilution of ICG shareholders expansion activities.

Capital Requirement Summary

              The cost associated with ICG's expansion program is estimated to be approximately $1,500,000. To obtain the capital required ICG plans to finance this by, arranging for a registration and sale of $1.250,000 it's common stock, and arranging for a $250,000 revolving line of credit. An allocation of capital requirements is as follows:

              Direct Operating Capital                       $ 1,490,000
              Capital Office Equipment                       $    10,000
                                                            ------------
                              Total                           $1,500,000

THE BUSINESS

              Internet Consolidation Group, Inc. (the "Company" or "ICG)) is an emerging growth company. The Company's business is to seek out viable Internet, telecommunication and network service entities for consolidation (acquisition) to further develop it's communications network.

                       To differentiate itself from other communications companies ICG is combining its consolidation strategy with its expertise and international relationships in developing world-wide high level secured communications networks. This expertise complements its strong offering of Internet and non-Internet network services, network security review, installation and monitoring, virtual private networks and integration and Internet/Intranet development. The Company's simultaneous development of a domestic network and international expansion utilizing its international relationships will facilitate the Company's becoming a leader in network access and intrusion security monitoring.

              The development of the domestic network into core cities, forms the foundation for marketing the Company's ancillary services. Combining the growth in network security services with the Company's core on-line business through franchising and international licensing programs will allow the Company to obtain substantial growth and maintain reasonable profitability.

              The Company's management is focused in three areas. First, it is focused on maximizing the profitability of the assets it acquires. The Company not only provides capital support, but also administrative support and economies of scale to its newly acquired Companies allowing management to focus on developing new revenue streams and increasing existing business rather than administrative issues.

              Secondly, the Company is concentrating on developing its own international backbone and network security services, including intrusion detection and network monitoring services. The Company feels its existing reseller agreements with Network Security Group, (one of only 15 worldwide) provides it with a semi-exclusive line of sophisticated network security products, originally developed for government use and now available on a private commercial basis. The NSG contract coupled with the Company's ability to sell traditional firewall and other network security equipment positions the Company to provide a full-line of software and hardware security solutions for businesses and individuals. Included in the security products are residual income services such as network maintenance, access monitoring and intrusion detection and ancillary services such as security consulting and network design.

              Thirdly, the Company is focused on becoming a full-service, international Internet/Intranet provider and expanding its network of local points of presence ("POP") throughout the United States by either acquisition or franchise licensing. In addition to its domestic franchising operations the Company has relationships with strategic partners in the United Kingdom, Mexico-Latin America and Africa allowing the Company to initiate joint ventures expanding the Company's network internationally.

                       The Company is well acquainted with several small privately owned companies as consolidation candidates, each strategically positioned in region and local geographic markets, each with an established customer base and infrastructure. ICG intends to utilize it's value added consolidation program to attract candidates and their shareholders to become an intricate component of the network of ICG consolidated operations.

                       ICG has it's main office in Houston (TX), and sells it's services by direct contact at the corporate level either by its own direct sales force or it's limited network of contract representatives. In the next full fiscal year we intend to generate approximately $19,000,000 in consolidated revenue and to improve our consolidated revenues to more than $1,500,000 a month. The keys to our success and critical factors for the next year are, in order of importance:

              1    Financial control and cash flow planning.

              2    Network backbone development.

              3    Develop International Joint Ventures

              This Business Plan illustrates our operating plan and projects highlights of events as well as our projected financial performance for the next three fiscal years. Thereafter sales and profits should continue to grow.

INDUSTRY ANALYSIS & DISCUSSION

Industry Analysis - Networks & Security

                  SECURITY. The market for computer products and Network services has experienced significant growth in recent years and the use of such products and services within organizations has been impacted by several concurrent trends. The introduction of LANs and WANs has allowed organizations to supplement or replace expensive, centralized mainframe computer systems with more flexible and affordable PC-based client/server platforms. The emergence of widely accepted industry standards for hardware and software has increased the acceptance of open architecture LANs and WANs which can and frequently do contain products from numerous manufacturers and suppliers. Rapid technological improvements in computer hardware and the introduction of new software operating systems have also created the need to expand or upgrade existing networks and systems. At the same time Internet price decreases have made such networks and systems affordable to a larger number of organizations. The Company believes that these trends have increased the general demand for computer products, Internet access and related services.

                  This dramatic increase in network development and usage has also created a need for software and hardware security to protect proprietary and private information. Recent lawsuits and high profile news stories regarding industrial espionage have raised the profile and created anxiety in all corporate information officers regarding the protection of their company's data. Network security issues cover items such as outsiders gaining access to private E-mail or establishing an inbound and outbound monitoring service to increase productivity by identifying cyberloafing employees and prevent unauthorized data from being sent outside the company.

                  Traditional corporate organizations will dramatically increase their need for security products as the sophistication of the users increase and the risk of loss increases. Network security issues for business will increase as more complicated networks are created through the increase in telecommuting by employees, home-based businesses and Internet transactions. This disbursement of the "virtual company" will revolutionize the way companies do business and create new security problems for corporate information officers. For example, it is estimated that 2.3 million employees telecommuted at least one day each week., by 1993 this number had grown to 7.6 million and is expected to reach 20 million by the year 2000.

                  Companies can no longer post a guard in the lobby and prevent unauthorized personnel from entering their business or the unauthorized removal of proprietary information. Every new telecommuter adds a new entrance to the company's information network that needs to be protected. For example one thousand widely disbursed employees working from their homes around the world on flexible schedules requires twenty-four hour availability and will require twenty-four hour security, monitoring and intrusion control.

                  In addition to offering protection as more and more business is transacted electronically, network security solutions must be transparent to legitimate users. Increasingly bandwidth and processor hungry communications and software applications such as video conferencing and other data transfer requirements will require sophisticated solutions to prevent the security solution from creating data transfer bottlenecks.

                  Doing business on the Internet will further increase the market for network security, as customers begin doing more business using electronic cash, credit cards and other debit arrangements. The lack of a dependable security solution for credit cards has restricted the mass market appeal of Internet commerce. As the number of Internet-enabled households increases from the 17,000,000 in 1996 to 44,000,000 by 2000 the demand for network security will increase dramatically.

                  International Data Corp., estimates that sales of Internet fire walls alone will grow from 10,000 units in 1995 to more than 1.5 million units in 2000. Similar growth patterns can be predicted for all security gear, especially when including upgrades, replacements and retrofitting.

                  The Company expects to take full advantage of this huge new market by positioning itself early with both the Fortune 1000, as well as, mid-size customers. The Company markets a full line of network security products and services, everything from simple software encryption to enterprise wide multi-level hardware and software security, including offering nationwide access and intrusion monitoring services. Because of the limited number of resellers marketing "Network Security Group" products, many of the products and services offered by the Company will carry higher margins than sales of other widely-available hardware and network gear.

                  RESELLERS. Distribution channels for computer and network products changed significantly beginning in the early 1990's. During that period, many manufacturers of computers began to scale back their sales forces and, in order to ensure the continued wide distribution of their products, started to offer their products to wholesale computer distributors which previously had sold only software and peripheral equipment. In addition, manufacturers also began allowing resellers to purchase products from more than one aggregation or distributor, a practice known as "open sourcing." Expanding computer sales to distributors and allowing open sourcing intensified price competition among suppliers. The Company believes that, in general, the manufacturers of its primary product lines are continuing to rely on resellers of computer products to distribute a significant portion of their products to end-users.

                  Maintenance. The advent of open architecture networks has also impacted the market for information technology services. Wider use of complex networks involving a variety of manufacturer's equipment, operating systems and applications software has made it increasingly difficult for companies to diagnose problems and maintain the technical knowledge and repair parts necessary to provide support services. The Company believes that increased outsourcing of more sophisticated support services by business and institutional customers has resulted from the technical complexities created by multi-manufacturer and supplier network systems and rapid technological change. Increasingly, organizations seeking computer products often require prospective vendors not only to offer products from many manufacturers and suppliers, but to have available and proficient service expertise to assist them in product selection, system design, installation and post-installation assistance and service. The Company believes that the ability to offer customers a comprehensive solution to their information technology needs, including the ability to work within its customers' corporate environments as integral members of their management information system staff, are increasingly important in the marketplace.

Industry Analysis - Internet

                       The Internet was created over 30 years ago as a Department of Defense project to provide an alternate means of communication in the event of a nuclear war. Eventually, universities and government contractors were added to the network. Other countries began connecting to the Internet. In 1990, the Internet was opened to commercial entities and very quickly, the number of commercial users surpassed the original educational and governmental user base. However, as the modern Internet developed and became commercial, funding shifted to the private sector. Over the past year, the number of worldwide Internet users has increased significantly. In addition, the number of domains registered, a forward-indicator of activity on the Internet, has increased at a rapid pace. There are several key factors responsible for driving this rapid proliferation of Internet use:

          -- PERFORMANCE IMPROVEMENTS - Significant bandwidth, communications, and price/performance improvements have benn and are continuing to be made in communications over the Internet. With these improvements the Internet is becoming an increasingly attractive medium for conducting business attracting more users.

          -- INCREASE IN MODEM-ENABLED PCS - Most new computers and a significant amount of existing personal computers ("PC") are either shipped with or have been upgraded to have a modem connection.

          -- INCREASES IN BROAD-BASED CONTENT - New information and commercial services available on the Internet have created a widespread appeal.

          -- EXPANSION OF PRIVATE NETWORKSS - Growing corporate, government, and educational local area networks ("LANs") and wide area networks ("WANs") are enabling multiple users to be connected to the Internet through a single point of contact. Therefore, the actual number of Internet users connected through these LANs and WANs greatly exceeds the number of connection points.

          -- GROWTH OF ELECTRONIC COMMERCE OVER THE INTERNET - The Internet's potential as the basis for commercial services and electronic commerce is growing as companies or expand their use of the Internet for commercial purposes.

          -- IMPROVED NAVIGATIONAL AND UTILITIES - Improved browsers and software which facilitate Internet use have made it easier for users to access the World Wide Web and other user-friendly interfaces have made it easier for users to access desired information on the Internet.

               The convergence of these factors is creating a perception that businesses and other organizations need to establish Internet access and an Internet presence. The Company believes that its Internet access, security products, Website hosting and value-added services offerings are particularly appealing to businesses for a number of reasons. Most commercial customers have Internet requirements that go beyond the simple dial-up access most Internet service providers offer. These Internet requirements include protocol flexibility, security, network consulting, high-bandwidth managed access and data services.

               The Internet, as a nationwide "Information Super-Highway", is a rapidly growing global web of computer networks linking people and organizations from all over the world. The links are accomplished through a combination of phone lines, high-speed "lease" lines and satellite links. Today, over 50 million users access this global computer network to accomplish tasks as diverse as sending "electronic mail" to business associates, relatives and friends; shopping for goods and services; accessing corporate, educational and governmental information; and participating in "chat" groups on topics of mutual interest. Through the computer screen, the Internet can connect users to many major university libraries, famous museums, the Library of Congress, The Supreme Court, even The White House.

               The Internet is the fastest growing "new media" by which businesses can nationally promote and market their products and services internationally. According to Input, a market research firm, it is estimated that worldwide corporate spending on Internet technologies and services more than tripled between 1994 and 1995, reaching approximately $12 billion in 1995. By the year 2000, Input projects total spending to reach $200 billion. The Internet and the Web provides users with the potential for a new commercial marketplace in which goods and services and information can be marketed and sold, and over which other financial transactions can occur. No longer a vision of the future, the Internet is today's reality. The Company believes that the use of the Internet as a commercial medium will become more widespread with the continued development and acceptance of systems providing secure execution of financial transactions.

               The traditional U.S. telecommunications and network communications market is immense and for the most part dominated by large national companies. The Company has targeted the niche markets of network security, Internet service and ancillary telecom services for it's consolidation program, which combined currently account for over $150 billion in U.S. sales annually. The elected targeted niche market for the most part is dominated by small independent operators providing limited services.

GROWTH STRATEGY

              The Company's plan calls for its to become a nation-wide, full-service network services and integration provider, focused primarily in the area of network security and Internet services. The Company's intends to capitalize on the explosive growth in the demand for network security, integration and Internet services. Each of its targeted lines of business are multi-billion dollar markets that are projected to experience double-digit growth over the next ten years.

              The Company intends to continue to build around it's initial acquisition NOL, to expand upon it's strong established foundation as the network operating center and infrastructure. It will also create the training, reseller relationships, software and administrative tools to achieve rapid assimilation of follow-on acquisitions and allow those companies to maximize sales opportunities in their local market areas.

The Company will achieve it's growth in three ways:

1. Developing and marketing leading edge network security and Internet services, increasing the market share and profitability of its existing and acquired operations through economies of scale, improved marketing and reduced expenses. The new entity will be able to provide its Customers with access to a new level of sophisticated products and services, previously unavailable. This national expertise will allow the local operator of its future acquisitions and licensees to maximize sales opportunities to its existing customer base and provide opportunities to serve customers previously beyond its capabilities.

2. Acquiring complimentary privately owned telecommunication service companies increasing profitability through economies of scale. The acquisitions will be structured as stock for stock transactions, therefore the financial statements are combined on a pooling of interest basis. As each transaction is completed the Company's consolidated financial statement will reflect the financial condition of it and the acquired companies, including sales and earnings for the period.

3. Developing new domestic and international markets through franchising its branded products and services into markets which provide growth potential with limited risk.

I.   INTERNET &  NETWORK SECURITY EXPERTISE  -  OPTIMIZING ACQUIRED ASSETS

Networks On-Line, Inc.

              Prior to its incorporation in the State of Texas on December 15, 1995, Networks On-Line, Inc.'s business was operated as a partnership. Networks On-Line, Inc.'s sales revenue for hardware, Internet, and services was $125,000 in 1993; $1,700,000 in 1994, $5,000,000 in 1995 and 1996. The original objective of the business was to provide LAN and WAN integration for the Houston area and develop and grow an Internet service business allowing it to cross market both its hardware products and network services.

              In late 1996, Networks On-Line, Inc. ("NOL") made the strategic decision to shift its main focus from the commodity business of reselling computer hardware to a focus directed specifically at expanding its Internet and network service offerings. As a result it became one of a limited number of authorized Network Security Group ("NSG") resellers and began to focus its hardware business on the security aspects of network operation.

              Along with the shift in hardware focus NOL expanded its Internet service beyond its local base and entered into a long term agreement with a national Internet backbone provider (WorldCom/GridNet) to extend local access capabilities for its Internet customers to over 300 additional cities nationwide.

              Utilizing NSG's high end network security products and its national backbone contract NOL is seeking to round out its network security services by offering network monitoring and intrusion detection services on a nationwide basis.

              Networks On-Line, Inc. is both a local and national Internet provider. It achieves its nationwide service through its contracts with WorldCom's Gridnet for it's national backbone. It is marketing this national backbone access through a number of resellers and marketing companies, one of which has committed in contract to provide 50,000 users within 13 months.

              ICG's objectives include continuing growth of NOL's core regional business while forming the foundation of its growth as a national provider of Internet/Intranet, secured communications, and related services. To achieve its growth objectives, the Company intends to pursue several key strategies:

Network Hardware & Security

              With the support of the Company, NOL intends to reinforce and increase its existing volume purchase agreements with all of its distributors and suppliers. NOL has designed an Internet-based procurement system allowing the customer, distributor and NOL to all process purchases electronically. The implementation of this project will commence on the successful funding of this offering.

Secured Communication Products

              NOL has an agreement to market, sell and support the products and services of Network Systems Group (NSG), a subsidiary of Storage Technology Corporation (StorageTek). These products were developed with funding by the Department of Defense and National Security Agency and are used quite extensively by federal agencies. The Company will be selling the NSG products at margins exceeding the 15% - 20% discount typical on computer hardware. The uniqueness and limited availability of the NSG products allows them to be sold without discounting.

              NSG has reduced the number of its resellers from 200 in 1995, to 30 in 1996 and will further reduce its resellers to 15 worldwide in 1997, because of the sophistication of the products and services. NOL is one (1) of the fifteen (15) to remain. The primary product line that NSG sells is the Borderguard and Net Ranger secured routers. These routers can support the four major different types of encryption available and are the only routers that can be distributed worldwide without getting clearance with the National Security Agency (NSA). The features available from these devices are two years ahead of the competition and the price gives every customer the best price/ performance available in the market today.

              The Company, through NOL also sells security consulting services provided by the NSG partners Wheel Group Corporation, The Guidry Group and Oppenheimer Wolff & Donnelly. The Wheel Group Corporation consists of a highly trained and experienced group of ex-USAF Information Warfare professionals that provide a breadth of information- protection capabilities, including security posture consulting and network-security operations. This firm has also developed a network-based automated intrusion detection and response system that can be remotely monitored in real-time. This monitoring can be done by NOL's network operating center facility and would become a very profitable enhancement to the resale of this service. The Guidry Group specializes in analyzing the physical security of computer network including building and facility audits. Oppenheimer Wolff & Donnelly has a computer network security practice that includes a team of attorneys with experience in Intellectual-property (i.e. international, tax, litigation and employment law) and help customers establish a security-based corporate culture through application of the law and sound corporate policies. The Oppenheimer team will also assist other customers in ensuring that legal investigations are conducted with legal remedies in mind, as well as update or draft legal policies that lay the legal groundwork for responding to internal misuse of technology.

              Network Systems Group also has developed an Asynchronous Transfer Mode (ATM) line filter and encryption device with funding and support by the Department of Defense. Currently, there is no other product available that can secure an ATM circuit therefore creating a semi-monopolistic market segment. Customers are already calling the company wanting to purchase the product even though the pricing has not been established.

              The Company has focused on developing a full line of sophisticated security solutions and has been actively soliciting Fortune 1000 clients in the Houston, Texas area. The Company is currently in negotiations on a number of large security contracts having a value of between $6 and $7 million over the next twelve months. Implement Secured Virtual Private Networks

              The Company will continue to strongly support the development of the reseller agreement with Network Systems Group (NSG) to sell and support secured communication products and services. The Company is currently taking advantage of StorageTek's Global Partners Program where it assists its resellers with introductions into StorageTeks tier one customer base.

              The NSG products allow standard phone lines (i.e. leased lines, packet switched, or the Internet) to be used as a secured and encrypted point-to-point communication link for transmitting any type of data. With the security issues constantly being raised about these communication lines, these products fill a rapidly increasing demand in the market.

Increase Internet/ Intranet Business

              NOL began offering Internet access in November 1994 and has proven to have one of the best connections available in Houston. In January 1997, the Company entered into an agreement to provide nationwide local dial access for a national marketing firm. The distribution software is coming out of development and a management infrastructure needs to be implemented to secure the success of the project.

              NOL will be the Company's network operating center and foundation for operations for centralized services, billing and collection, software development, network design, equipment selection. It will also be responsible for the development of marketing materials to be used by other acquired INSPs and franchisees to simplify their operations and increase the profitability of the Company.

Computer Products

              The Company through NOL offers its customers a wide variety of computer hardware and software products available from over 600 manufacturers and suppliers. The Company's products include, but are not limited to, desktop and laptop computers, Monitors, printers and other peripheral devices, operating system and application software, network products, and mid-range host and server systems including the IBM RS6000 and Hewlett-Packard HP9000 systems. The Company is an authorized reseller of products from a number of leading manufacturers of computer hardware, software and networking equipment, including Compaq, Hewlett-Packard, IBM, Microsoft and Novell. The Company focuses on selling solutions and turn-key systems for automating a company and attaching them to the Internet. The Company has found that the hardware and Internet groups have generated business for each other and continues to build a unique synergy between them and the customer base.

Internet / Intranet Products

              NOL is Houston's seventh largest Internet Access Provider and since it provides hardware and integration services it has in-depth working knowledge and experience on high-end communication equipment. NOL is an authorized reseller for leading manufacturers like Ascend, Cisco, 3Com, Bay Networks and Digital Link among others. Most of these manufacturers have or are currently being utilized by all INSPs in their local Internet access services.

              NOL has an agreement with a nation-wide network marketing firm to sell local dial Internet access in over 100 U.S. cities. The contract was exercised in January 1997 and is good for the period of three (3) years. The contract stipulates that the marketing company will bring on-line not less than 50,000 customers by the thirteenth month, representing roughly $250,000 per month in reoccurring revenue. The network marketing company is requiring their projected 400,000 distributors to be connected to the Internet and since they are already distributing the service the Company feels they can achieve the goal and sign-up at least 25% of their membership.

              NOL has also been approached by other nationwide marketing companies and several local operators to produce a program much like the one noted above or as a private label service. The Company will be aggressively pursuing the further development of these program. The Company believes it can capitalize on the experience of NOL and intends to aggressively pursue additional private-label programs to be marketed through other direct or network marketing services.

II.           ACQUISITION GROWTH

              ICG's current consolidation opportunity is made possible by recent changes in telecommunication law enacted by the United States Congress in 1996. The Company has already taken steps to seize a large portion of this opportunity by putting the required infrastructure in place to implement it's program.

Acquisition Strategy

              The Company intends to follow the same strategy as it used in the acquisition of NOL. It will be very selective in companies it considers and ultimately acquires, as it intends select and conclude at least one (1) key acquisition per year to add to it's network.

Operations - Corporate Structure

              The Company will manage and maintain each acquired company as a subsidiary, and continue to operate it under it's known market identity, introducing the Company's "branded" products and services to create a national presence, similar to nationally-branded real estate sales organizations or other business service organizations. Each subsidiary will be an independent operating entity and have a local management team, that will take direction from the Company management. Maintaining this form of corporate structure limits liabilities to the subsidiary level, and offers the Company a certain insulation against potential liabilities at that level.


Operations - Economies of Sale

              Company research indicate that by utilizing a decentralized management strategy, coupled with operating efficiencies, it can compete efficiently in the targeted markets. The Company plans to achieve maximum efficiencies by (I) creating cost savings by consolidating administrative and cash functions, such as volume purchasing, billing and collection, payroll and marketing development, group insurance; (II) combining certain functions at the corporate level, thereby eliminating redundant facilities, such as financial, payroll; (III) implementing improved technologies and operating systems; (IV) increasing internal growth by continually broadening the range of products and related services it offers.

Franchise & Licensing

              Other viable markets within the Company's network will be served by an affiliated group of franchisees that would be reselling the Company's products and services and yet maintaining their own overheads. This expands the Company's market presence into smaller markets and provides additional opportunities without a large capital or market development investments. The franchisees themselves also provide revenue to the Company in the form of franchise fees, trailing fees and provide leads for selling higher-end products not previously available to these small markets.

Sales Literature

              The Company continually maintains up to date collateral material including Company brochures, videos and CD's in regard to it's products and services, to inform parties about ICG.

Sales Forecast

              Based on the full implementation of this plan, the Company is forecasting the following sales figures for each fiscal year ending June 30. The numbers presented below have been rounded for ease of presentation and to illustrate the general range of business activity the Company intends to achieve: 1998 - $19,000,000, 1999 - $92,000,000, and 2000 - $370,000,000.

III.          FRANCHISE &  INTERNATIONAL  LICENSING GROWTH

              Utilizing the Company's existing and acquired ISP the Company intends to fill out the smaller cities using a franchising structure. A franchisee desiring to locate a "POP" in his or her city would invest the capital to set up the local dial equipment required and already designed by the Company to service 500 customers. The franchisee would also be responsible for the on-going line charges and telecom costs of operating the business. The local dial access equipment to serve 500 users is approximately the size of two large VCRs. This equipment can be placed anywhere the telecom lines are available. The franchisee would also pay the Company an up-front franchise fee of approximately $10,000, covering the initial setup and training. The franchisee would pay an ongoing license and administrative fees for network support, billing and other maintenance services. It is anticipated that for an investment of under $75,000 including launch advertising a franchisee can establish his or her own full service franchise Internet company capable of serving 500 - 700 users and capable of being upgraded to serve an unlimited number of customers.

              The Company intends to market its franchises to established business communications companies and marketing and advertising firms. A Company Internet franchise allows a business communications company, voice-mail, paging or other PBX type services to offer network and Internet products without requiring them to have the technical or network infrastructure knowledge to offer the services. A marketing, advertising or graphics design firm would have a marketing advantage because it could design web pages, ad campaigns and other Internet activities for its clients and keep a large share of the residual revenue generated by hosting the web sites they design. In both cases it gives the franchisee an opportunity to generate additional revenue from its existing account base.

              The Company intends to utilize this same methodology for its international expansion. The Company has had negotiations with communications companies in the United Kingdom, Mexico and Africa in regards to utilizing the Company's expertise and the joint venture partners local relationships to expand its network. The Company's international partners will give Company's customers local access all over the world.

              The Company's franchise operations group handle setting up the POP, account administration, billing, collection and maintenance. These costs and the ongoing royalty/license fee would be paid by the franchisee out of its monthly billings. Advanced features, news servers, web site hosting and others would be provided at the network operating center, not at the franchise location. The Company would establish minimum service requirements, to maintain quality and would give a franchise a territory covering approximately 1,000,000 of population. In the event the franchisee is extremely successful the business is scalable and can be increased by adding additional units to service more customers.

              The franchisees and international licensees would be selling branded products increasing market awareness for the Company and providing local dial up POPs in additional areas of the world without the Company incurring a large capital costs. Eventually these franchised, licensed, acquired and newly developed POPs would be linked together over the Company's own backbone.

MANAGEMENT TEAM

Roger R. Stewart  -  Chief Executive Officer / Chairman

              Background includes 10 years marketing experience with IBM Corporation, which involved developing marketing strategy, sales presentations and training programs. Positions also included National Account Manager responsible for marketing to Fortune 500 companies and coordinating the marketing activities of Account Managers who maintained daily contact with the various corporations at their locations throughout the United States.

              Five years experience as National Marketing Director for regional leasing company. Formed independent leasing operation and provided lease financing for major projects including municipal projects, commercial leases and college housing.

              Structured joint ventures between national and international telecommunications companies with emerging countries. Responsible for bringing technical as well as financial structure. Projects include small teleports, mobile/cellular operations, establishment and operation of earth stations as well as design and implementation of a complete telephone company capable of carrying national and international traffic.

              Education includes University of Maryland, Texas Southern University as well as various marketing and management classes provided by IBM. (B.S. - Marketing)

Richard A. Behlmann  - President & Chief Operating Officer / Director

              Mr. Behlmann has been heavily involved in corporate finance, acquisitions and strategic business development situations since 1981. Mr. Behlmann has been a participant and had a significant role in the acquisition of $1.9 Billion in broadcast and telecommunications businesses.

              Before joining Internet Consolidation Group, Inc. , Mr. Behlmann, an attorney licensed in both Texas and Missouri and a certified public accountant, served as a regulatory and financial consultant serving clients operating as domestic and international cable television, wireless messaging and text delivery service, competitive local and Interexchange services and other telecommunications service providers.

              Prior to that, Mr. Behlmann was employed by Metro Traffic Control, Inc.. Metro Traffic Control, Inc. (MTC) a multi-based media company that is the world's largest private provider of short form programming, i.e. broadcast traffic and news information. At MTC Mr. Behlmann served as Vice President - General Counsel and served as President of Metro Publications, Inc. a subsidiary formed to acquire and consolidate short-form programming providers and analyze manage Metro's participation and investment in new technology ventures.

              Mr. Behlmann was also employed by Southwestern Bell Corporation, now SBC Communications. At SBC Mr. Behlmann served in a variety of domestic and international financial and strategic development roles, most recently as the Finance Director and Group Company Secretary for SBC's United Kingdom's cable television and competitive local exchange service provider, licensed to serve 698,000 homes.


Don E. Brown  - Vice President - Business Development / Director

              Mr. Brown has over thirteen years of sales and management experience in the telecommunications, computer integration, (LAN/WAN) and software industries. Currently he serves as President of ICOM Communications, Inc. a Houston based telecommunications consulting group. He has held various sales positions and has served as sales manager and Vice President of Sales for both national and local organizations including Charter Communications International, Computerland, Netserv and EDM Consulting Services.

              Mr. Brown's management experience includes the building and management of outbound sales teams, sales staff/office consolidation, developing strategic partnerships with manufacturers, building Value Added Reseller (VAR) programs and day to day operations. His project experience includes both domestic and international negotiation for enterprise wide computing solutions, long distance service, Internet access and video teleconferencing services.


 Christopher G. Balque  - Secretary & Chief Financial Officer /Director

              Background includes over 12 years of financial accounting and management experience in a both manufacturing and service industries, including high tech and Internet communications. Mr. Balque is a certified public accountant and has been responsible for all aspects of impacting a company's financial position, financial reporting, treasury functions, insurance, budgeting, forecasting and cash flow management.

              Mr. Balque has played a lead role in advising and assisting senior management's formulation of its strategic plan and has played a key role in a number of fast growing enterprises.


Kevin R. Petterson  - President of Networks On-Line, Inc. / Director

              Kevin R. Petterson graduated from University of Houston - Central Campus with a Bachelor of Arts in Management Information Systems. In June of 1984, he went to work for System Makers, Inc. (SMI) and was responsible for managing a 200 commercial account base of PC network products. This sales position covered a 3 state area and produced an annual sales revenue of over $10 million dollars with 12-20% gross profit margins. The annual quota was based at $2 million that was accomplished every year for the last 7 years of employment with SMI. In April of 1991 he went to work for Memorex Telex Corporation (MTC) selling Memorex Telex 3270/5250 Mid-Range hardware and PC network products. Since October of 1993, with Networks On-Line, Inc., he has managed the Accounting and Administration responsibilities. These responsibilities have included the implementation of the MAS 90 Accounting system and the hiring of the support staff.

Sam L. Little  - Secretary of Networks On-Line, Inc. / Director

              Sam L. Little graduated from the University of Houston - Clear Lake with a Bachelor of Arts in Computer Information Systems. In October of 1986, he went to work for Integrated Business Systems (IBS) and did product development on their product called LanTight at that time. The project development included creation of manuals and help screens, all technical support, and product sales and gave him an intricate knowledge of PC Computers and Local Area Networks. With the same company, he also acted as Office Manager for 6 months and during this tenure started the hardware division for IBS, worked as a Xbase programmer for 6 months and finally went into networking sales. Although being successful at all positions within the company he felt most at home in the Sales department and thrived achieving 90% of the company's total sales in his first year. As Sales Manager, he built the company up to $10 Million in sales within the networking group. In October 1991, he left IBS to start a new networking division for Criterion Telephone Company. Due to the company's limited desire to invest in future growth he left in October 1993 to start Networks On-Line. While at Networks On-Line, he has managed the Sales and Marketing efforts and coordinated the Service department. In November 1994, he coordinated with Mr. Petterson in starting the Internet connection and continues to manage the personnel today. Mr. Little has served on numerous advisory councils some of which are listed below.

  '91      TSTI - LAN Administrator Curriculum Advisor
  '92-93   President - Local Area Network Dealers Association
  '96      Sterling Who's Who - Executive Edition
  '96      Novell Internet Focus Group
  '97      Novell Gold Reseller Council

              In addition to the above, ICG has contractual agreements with two major telecommunications firms, GB TECH and Global Electro-comm International. Their revenues are $20 million and $4.5 million respectively. Their client list includes:

         NASA (HQ)                           Martin-Marietta
         McDonnell Douglas                   Lockheed-Martin
         US Air Materiel Command             NASA (Johnson Space Center)
         Hughes Training Division            Loral Space Information Systems
         Rockwell Space Operations           EDS (Electronic Data Systems)
         Regional Bell System(s)             MCI
         FED EX                              UPS
         Sprint                              American Airlines
         AT &T                               Hertz

              Their client list is extensive and includes a who's who in both the public and private sector. Services provided include design engineering, telecommunications network design/implementation/training, frequency management, fiber optic networks, satellite communications etc. etc.. The Internet to them is elementary as their services include everything from calculating payloads in the launching of satellites and the Space Shuttle, positioning satellites, crew and environmental training for NASA as well as monitoring the travel/expense account of some 3,000 employees of a major corporation. Global, for example recently completed the design, implementation/installation of a network for the delivery of E-mail, Internet, data transmission etc. with 6,500 plus users nationally and internationally. They also will be providing network management and training.

              The technical support and capabilities of these corporations are superior to any that a lone Internet Service Provider would be able to match, much less afford. These additional services and other economies of scale create the incentive for smaller providers to join the ICG team.

STAFFING & EMPLOYMENT ISSUES

              The Company will begin operations with four (4) permanent employees in the Corporate holding company, Internet Consolidation Group, Inc. and will have an additional eleven (11) employees in its operating subsidiaries.

              The Company staffing philosophy is to limit its corporate staff to those positions absolutely essential to accomplishing the task at hand. By keeping its corporate overhead small and demanding operational accountability from its employees the Company feels it will increase its flexibility and its ability to respond to rapidly changing business conditions.

              Personnel with operating responsibilities will reside in operating subsidiaries with direct accountability for their actions. The Company intends to cross train and develop its personnel so that its members can be utilized in a variety of multi-dimensional tasks needed in the rapid expansion of a new business. The Company feels this will increase job satisfaction and facilitate on both a formal and informal basis the a team approach to all projects. The Company also intends to extensive utilize strategic alliances between itself, vendors, consultants and other marketing organizations to increase sales and out source projects of a temporary nature or projects requiring expertise not available within the Company.

CONSIDERATIONS

              In the preparation of this business plan, management considered the following key business points which stand in ICG's favor as to why this plan should succeed.

o MARKET OPPORTUNITIES The global demand for communications and network security solutions is growing exponentially and the Company is well positioned to take full advantage of these market opportunities, such as:

          - Voice & Data Telecommunications - $500 Billion Market Growing 20% Each Year.

          - Network Security Firewall sales expected to grow from 10,000 Units in 1995 to 1,500,000 by 2000.

          - Telecommuting expected to increase from 7.6 million in 1993 to 20 million in 2000

          -   Global Potential

o         A LEADER IN NETWORK SECURITY & MONITORING   ICG's NOL is one (1) of
          fifteen (15) NSG resellers worldwide.

o SEASONED MANAGEMENT TEAM ICG has assembled a well rounded management team with each member having over ten years experience in their respective fields (sales, marketing, data & telecommunications, business development and consolidation).

o NETWORK CONSOLIDATION OPPORTUNITY. There are almost 17,000 local Internet operator across the country. The local operator industry is highly fragmented with broad variations in quality of service and availability. The local provider has limited support and access to the tools needed to achieve optimum profitability. Changes in pricing and customer needs will force small ISPs to seek affiliations with larger entities. Growth through acquisitions or converting existing ISP's to the Company's franchise concept will give the Company a national presence quickly.

o EXISTING MARKETING INITIATIVES. The Company's broad base of products and services provide the customer unique cost and performance advantages. A multi-vendor supply base allows the Company to provide the customer with the best equipment and services for the his or her needs.

o A PROVEN HIGH QUALITY, HIGH VALUE PRODUCT FOR CONSUMERS. The products offered by the Company have been designed to provide state of the art service and reliability minimizing down time and maintenance expenses. As such any differentials in initial cost can be recouped in a very short time.

o NEW NETWORK SECURITY HARDWARE & SERVICES. New advances in network security and security monitoring protect a customer's proprietary information from internal and external intrusion, opening up tremendous new market applications.

o MARKET PROVEN PRODUCTS AND SUCCESSFUL TRACK RECORD NOL has established itself with market proven products that generated in excess of $10,000,000 in sales in 1995 and 1996. With the new complimentary products combined with it's excellent reputation as a sole source solution provider gives it an advantage over the competition.

CONCLUSION
              With it's firm foundation set in place with market proven products and service capabilities, combined with the strong growth oriented management team, the Company stands a good chance of being even more successful than depicted in this business plan.

Financial Plan

              The attached worksheets are provided to outline ICG's financial objectives for the next three years. Each worksheet reflect projected results on a Consolidated Basis. As the Company intends to acquire candidates on a stock for stock basis and continue to operate the acquired company as a subsidiary, and for accounting purposes, the financial statements of both will be consolidated into one, and reflected on the financial statement of the acquiring Company (ICG). The acquiring Company then accounts for all sales and earnings of the combined entities, for the current period (year). This means the Company reportable sales and earnings will be determined by the business activities of all operations during it's fiscal year, even before the transaction is closed. Therefore it is important to project what the future reportable results should be if this plan is successful.

              For ease of reading we have included below a Summary which summarizes all the attached Worksheets. It is used to indicate how the successful implementation of this plan, and the intended results may effect ICG, its investors and shareholders. The periods represented in the below Summary are for years ending May 1988, 1999 and 2000. The numbers presented below are projections (see following Footnote), and reflect managements current expectation of business activities the Company intends to achieve.

                                     SUMMARY

YEAR ENDING                     MAY-1988          MAY-1999          MAY-2000
                             -------------     -------------     -------------
TOTAL REVENUE ............   $  19,711,668     $  92,393,521     $ 371,001,787
TOTAL EXPENSE ............   $  16,702,880     $  73,768,000     $ 299,495,269
EARNINGS BEFORE TAXES ....   $   3,008,788     $  18,625,521     $  69,146,269
INCOME TAXES .............   $  (1,203,515)    $  (7,450,208)    $ (27,658,761)
                             -------------     -------------     -------------
NET AFTER TAX PROFIT .....   $   1,805,273     $  11,175,313     $  41,487,761
                             =============     =============     =============

                                    ANALYSIS

NEW CAPITAL INVESTMENT ...     $1,500,000          $-0-              $-0-
RETURN ON INVESTMENT .....     144%                894%              3,319%

FOOTNOTE:
WITH THE EXCEPTION OF HISTORICAL FACTS, THE STATEMENTS FOUND IN THIS BUSINESS PLAN, SETS FORTH THE GENERAL PLAN OF HOW THE COMPANY INTENDS TO DEVELOP, AND IS COMPRISED OF FORECASTED FUTURE LOOKING EVENTS AND FORECASTED FINANCIAL RESULTS, WHICH INVOLVE VARIOUS ASSOCIATED RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS IN THIS PLAN ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OF BUSINESS ACTIVITIES THE COMPANY INTENDS TO ACHIEVE. ACTUAL EVENTS AND RESULTS MAY DIFFER MATERIALLY FROM THOSE FORECASTED IN THIS PLAN AS A RESULT OF VARIOUS FACTORS WHICH ARE BEYOND THE COMPANY'S CONTROL.

                                       15